UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 1, 2017

INGREDION INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-13397	22-3514823
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Westbrook Corporate Center, Westchester, Illinois		60154-5749
(Address of Principal Executive Offices)		(Zip Code)

(708) 551-2600

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers, Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Retirement of Jack C. Fortnum

As was his previously disclosed intention, Jack C. Fortnum retired as Executive Vice President and Chief Financial Officer of Ingredion Incorporated (the “Company”) on March 1, 2017and is retiring from his employment with the Company effective June 30, 2017.

On March 1, 2017 the Company and Mr. Fortnum entered into a Non-Compete Agreement under which Mr. Fortnum agreed not to compete with the Company with respect to starch, sweetener or other products produced or marketed by the Company and its subsidiaries or that could be used as a substitute for such products for a period through and including December 31, 2017 (the “Non-Compete Term”) and to not solicit or recruit employees of the Company or any of its subsidiaries during the Non-Compete Term. Also on March 1, 2017 the Company and Mr. Fortnum entered into a Confidentiality Agreement under which Mr. Fortnum agreed not disclose confidential information of the Company and its subsidiaries during a period through and including June 30, 2020.

As previously disclosed in consideration of these agreements, and effective June 30, 2017:

(a) the options to acquire the Company’s common stock awarded to Mr. Fortnum in February 2015 will be exercisable with respect to all shares of common stock covered by such awards, including the shares which are not then currently exercisable absent the previously disclosed February 7, 2017 action by the Company’s Compensation Committee, and shall be exercisable for the remainder of the option period as stated under the Company’s Stock Incentive Plan and the terms of the applicable option agreements;

(b) the restricted stock units (“RSU’s”) awarded to Mr. Fortnum in February 2015 shall be vested in their entirety and settled; and

(c) pro-rated payments shall be paid to Mr. Fortnum pursuant to the terms of Article 4 of Mr. Fortnum’s 2015 Performance Share Award Agreement and Article 4 of his 2016 Performance Share Award Agreement, to the extent that payments would otherwise be earned under those agreements. Such payments shall be made to Mr. Fortnum when and if payments are made to other employees awarded performance shares under the Stock Incentive Plan in 2015 and 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INGREDION INCORPORATED

Date: March 6, 2017	By:	/s/ James D. Gray
James D. Gray
Executive Vice President and Chief Financial Officer

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